File No. 333-_____
As filed with the Securities and Exchange Commission on May 9, 2019.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SAUL CENTERS, INC.
(Exact name of registrant as specified in its charter)

Maryland	52-1833074
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
7501 Wisconsin Avenue, Bethesda, Maryland 20814
(Address of principal executive office)

THE SAUL CENTERS, INC.
2004 STOCK PLAN, AS AMENDED
(Full Title of the Plan)

Scott Schneider
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary
7501 Wisconsin Avenue, Suite 1500E
Bethesda, Maryland 20814
(Name and Address of Agent for Service)
(301) 986-6000
(Telephone Number, Including Area Code, of Agent for Service)
with a copy to:
Jeffrey B. Grill, Esq.
Ryan S. Brewer, Esq.
Pillsbury Winthrop Shaw Pittman LLP
1200 Seventeenth Street NW
Washington, DC 20036
(202) 663-8000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,200,000 shares	$55.39	$66,468,000	$8,055.92

(1)
Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under The Saul Centers, Inc. 2004 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the high and low sales price on May 7, 2019, as reported by the New York Stock Exchange.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E

Incorporation by Reference of Previous Registration Statement
Pursuant to General Instruction E of Form S-8, the Registrant is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register an additional 1,200,000 shares of the Registrant’s Common Stock under the Registrant’s 2004 Stock Plan, as amended. Pursuant to General Instruction E, the contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-115262) filed on May 7, 2004 are hereby incorporated by reference into this Registration Statement, except as revised herein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 (plan information and Registrant information) will be sent or given to eligible participants as specified by Rule 428(b)(1) of the Securities Act. Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus within the meaning of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated herein by this reference and made a part hereof:

(a)
The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2018, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed pursuant to the Exchange Act;

(c)	The Registrant’s Current Report on Form 8-K filed on March 19, 2019; and

(d)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-11 (File No. 033-64562) filed pursuant to the Securities Act of 1933, as amended, as incorporated by reference in the Registrant’s Registration Statement on Form 8-A filed pursuant to the Exchange Act, including any amendments or reports filed to update the description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

Item 8.    Exhibits.

The following exhibits are filed as part of this Registration:

Exhibit Number	Description of Exhibit

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP, counsel to the Registrant, regarding the validity of the securities being registered hereunder (filed herewith)

23.1	Consent of Ernst & Young LLP (filed herewith)

23.2	Consent of Deloitte & Touche LLP (filed herewith)

23.3	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page)

99.1
The Saul Centers, Inc. 2004 Stock Plan, as filed as Annex A to the Proxy Statement of the Company for its 2004 Annual Meeting of Stockholders filed with the Commission on April 5, 2004, is hereby incorporated by reference.

99.2
Amendment to The Saul Centers, Inc. 2004 Stock Plan, as filed as Annex A to the Proxy Statement of the Company for its 2008 Annual Meeting of Stockholders filed with the Commission on March 21, 2008, is hereby incorporated by reference.

99.3
Amendment to The Saul Centers, Inc. 2004 Stock Plan, as filed as Annex B to the Proxy Statement of the Company for its 2013 Annual Meeting of Stockholders filed with the Commission on March 27, 2013, is hereby incorporated by reference.

99.4
Amendment to The Saul Centers, Inc. 2004 Stock Plan, as filed as Annex A to the Proxy Statement of the Company for its 2018 Annual Meeting of Stockholders filed with the Commission on March 25, 2019, is hereby incorporated by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland, on this 9th day of May, 2019.

SAUL CENTERS, INC., a Maryland corporation (Registrant)

By:	/s/ B. Francis Saul II
B. Francis Saul II
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Scott V. Schneider and Christine Nicolaides Kearns, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any or all other documents in connection therewith, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said authority to do and perform each and every act and thing requisite and necessary to be done in connection with such matters, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all said attorney-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ B. Francis Saul II	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 9, 2019
B. Francis Saul II
/s/ J. Page Lansdale	President and Director	May 9, 2019
J. Page Lansdale
/s/ Philip D. Caraci	Vice Chairman of the Board	May 9, 2019
Philip D. Caraci
/s/ Scott V. Schneider	Senior Vice President, Treasurer and Secretary (Principal Financial Officer)	May 9, 2019
Scott V. Schneider
/s/ Joel A. Friedman	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 9, 2019
Joel A. Friedman
/s/ G. Patrick Clancy, Jr.	Director	May 9, 2019
G. Patrick Clancy, Jr.
/s/ John E. Chapoton	Director	May 9, 2019
John E. Chapoton
/s/ Willoughby Laycock	Director	May 9, 2019
Willoughby Laycock
/s/ H. Gregory Platts	Director	May 9, 2019
H. Gregory Platts
/s/ Earl A. Powell, III	Director	May 9, 2019
Earl A. Powell, III
/s/ Andrew M. Saul II	Director	May 9, 2019
Andrew M. Saul II
/s/ Mark Sullivan III	Director	May 9, 2019
Mark Sullivan III
/s/ John R. Whitmore	Director	May 9, 2019
John R. Whitmore